[SHIP]
                             THE VANGUARD GROUP LOGO
                       VANGUARD(R) VARIABLE INSURANCE FUND
                          SUPPLEMENT TO THE PROSPECTUS


NEW INVESTMENT STRATEGY FOR TOTAL STOCK MARKET INDEX PORTFOLIO

Effective immediately, Vanguard Variable Insurance Fund-Total Stock Market Index Portfolio has changed its portfolio composition by removing one of its three underlying funds, Vanguard Total Stock Market Index Fund.

     Currently, both the Portfolio and Vanguard Total Stock Market Index Fund seek to track the Dow Jones Wilshire 5000 Composite Index. Later in 2005, however, the underlying fund--but not the Portfolio--will adopt a new target index, the Morgan Stanley Capital International(R) (MSCI(R)) US Broad Market Index. The new target index will use a construction methodology that is different from the methodology used by the current target index. The underlying fund's index change would hinder the Portfolio from achieving its investment objective.

     Accordingly, the Portfolio's board of trustees has approved the removal of Vanguard Total Stock Market Index Fund as an underlying fund of the Portfolio. The Portfolio will continue to operate as a fund of funds. The following chart shows how the Portfolio's target composition has changed.

---------------------------------------- --------------------------------------- --------------------------------------
            UNDERLYING FUND              PORTFOLIO COMPOSITION (%) BEFORE CHANGE PORTFOLIO COMPOSITION (%) AFTER CHANGE
---------------------------------------- --------------------------------------- --------------------------------------
---------------------------------------- --------------------------------------- --------------------------------------
Vanguard Variable Insurance                               40%                                    75%
 Fund-Equity Index Portfolio
---------------------------------------- --------------------------------------- --------------------------------------
---------------------------------------- --------------------------------------- --------------------------------------
Vanguard Extended Market Index Fund                       15                                     25
---------------------------------------- --------------------------------------- --------------------------------------
---------------------------------------- --------------------------------------- --------------------------------------
Vanguard Total Stock Market Index Fund                    45                                      0
---------------------------------------- --------------------------------------- --------------------------------------

     ALTHOUGH THE COMPOSITION OF THE PORTFOLIO HAS CHANGED, THERE HAS BEEN NO CHANGE IN THE PORTFOLIO'S OBJECTIVE OF TRACKING THE PERFORMANCE OF A BENCHMARK THAT MEASURES THE INVESTMENT RETURN OF THE OVERALL STOCK MARKET. CONSEQUENTLY, THE INVESTMENT OBJECTIVE AND RISKS DESCRIBED IN THE PORTFOLIO'S CURRENT PROSPECTUS HAVE NOT CHANGED.



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Group, Inc. The funds or securities referred to herein that are offered by The
Vanguard Group and track an MSCI index are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such funds or securities. For such funds or securities, the fund's Statement of Additional Information contains a more detailed description of the limited relationship MSCI has with The Vanguard Group.





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